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                                                                   EXHIBIT 99.01

TUESDAY AUGUST 18, 4:30 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Goldman Sachs & Co.

INVESTOR GROUP TERMINATES DISCUSSIONS ON ACQUISITION

OMAHA, Neb., Aug. 18 /PRNewswire/ -- Gary L. West, Mary E. West and Troy L. Eaden announced today that they have withdrawn their proposal to acquire all of the outstanding shares of Common Stock of West TeleServices Corporation not currently owned by the group, after being informed by the Special Committee appointed by the Company's Board of Directors that the Special Committee would not be able to recommend the group's final proposal of $15.50 per share. The final proposal represented a premium of approximately 26% over the closing market price of the Company's Common Stock on July 15, 1998, the day before the group's initial proposal of $13.50 per share was announced. Based on the Special Committee's decision, Mr. West, Ms. West and Mr. Eaden have withdrawn their proposal and terminated all discussions with West TeleServices relating to their proposal.